Exhibit 99.2
Prestige Consumer Healthcare Inc Completes Acquisition of LaCorium Health, Prices $400 Million Senior Notes Offering, and Announces First Quarter Fiscal 2027 Earnings Results Date
TARRYTOWN, N.Y., July 6, 2026 (GLOBE NEWSWIRE) -- Prestige Consumer Healthcare Inc. (NYSE:PBH) (“Prestige”) today announced that it has closed the previously announced acquisition of LaCorium Health (“LaCorium”), priced a private offering of $400 million in senior notes, and will report its first quarter fiscal 2027 results on August 6, 2026.
Completion of LaCorium Health Acquisition
The Company completed the acquisition on July 1, 2026. The closing was finalized pursuant to the terms of the definitive agreement announced on May 13, 2026, under which Prestige agreed to acquire LaCorium for approximately $150 million in cash. The Company financed the transaction with cash on hand and existing credit facilities.
Founded in Australia and introduced in 1998, LaCorium is a leader in Australian therapeutic skin care designed to treat individual skin ailments. Products are sold under the Dermal Therapy®, Flexitol®, and Crampeze® brands in need-state categories such as lip care (cold sores), skin care (eczema & acne), foot care (heel balm, antifungal), hair & scalp (eczema), and more. Approximately 75% of LaCorium’s sales are generated in Australia, where the brand holds the #1 market position in lip care and the #3 position in foot care.
LaCorium generates approximately $40 million in revenue annually and is expected to generate approximately $12 million in EBITDA, including the benefits from anticipated synergies, once the business is fully integrated. The Company expects LaCorium to deliver strong long-term revenue growth, supported by category growth, innovation, and continued geographic expansion.
Pricing of Senior Notes Offering
Prestige has also priced an offering of $400 million in aggregate principal amount of 6.25% senior notes due 2034 (the “notes”) in a private offering. The sale of the notes is expected to be completed on or about July 15, 2026, subject to customary closing conditions. The notes will be senior unsecured obligations of Prestige Brands, Inc. and will be guaranteed by the Company and certain of its domestic subsidiaries. The Company intends to use the net proceeds from the offering, together with cash on hand, to redeem all $400 million of Prestige’s’ outstanding 5.125% Senior Notes due January 2028, and to pay related fees and expenses. The change in interest expense is contemplated in Prestige’s medium-term outlook provided on May 13, 2026.
The notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees. Any offers of the notes and related guarantees will be made only by means of a private offering memorandum. The notes and related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
First Quarter Fiscal 2027 Earnings Call
The Company will issue its fiscal 2027 first quarter earnings release on Thursday, August 6, 2026 before the market open. The Company will host a conference call to discuss the results that same morning at 8:30 a.m. ET.

Exhibit 99.2
To participate in the live Internet webcast of the conference call, it can be accessed from the Investor Relations page of www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start.
A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.
About Prestige Consumer Healthcare Inc.
Prestige Consumer Healthcare markets, sells, manufactures and distributes consumer healthcare products to retail outlets throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Breathe Right® nasal strips, Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “expected,” “will,” and “intends” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the Company’s expectations regarding the completion of the sale of the notes and the redemption of the 2028 notes. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including general economic and business conditions. A discussion of other factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026 and other periodic reports filed with the Securities and Exchange Commission.

Investor Relations Contact
Phil Terpolilli, CFA, 914-524-6819
irinquiries@prestigebrands.com